UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2008 (August 19, 2008)

ABLEAUCTIONS.COM, INC.

(Exact name of Registrant as specified in charter)

Florida	000-28179	59-3404233
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

Suite 2000 - 1963 Lougheed Highway

Coquitlam, British Columbia Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-521-3369

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01.

Other Events

On August 19, 2008 Abdul Ladha, our Chief Executive Officer, President, Chief Financial Officer and a director, entered into an Agreement to Convert Debt (the “Agreement”) with us.  Pursuant to the Agreement, Mr. Ladha agreed to accept units consisting of 1 share of our common stock and a warrant to purchase 1.5 shares of our common stock as partial payment of certain loans made to us.  On July 15, 2008, Mr. Ladha loaned us $124,762.95 in principal amount and on July 24, 2008 Mr. Ladha loaned us $374,288.85 in principal amount.  The loans accrued interest at the prime rate as announced by Royal Bank of Canada plus 1% and were due on demand.  Pursuant to the Agreement, Mr. Ladha agreed to accept units consisting of 4,800,000 shares of common stock and a warrant for the purchase of 7,200,000 shares of common stock as full payment of $384,000 in principal amount of the loans.  The number of units to be issued was computed by using the last sale price of our common stock on Tuesday, August 19, 2008, which was $0.08.  The warrant exercise price was $0.09 and the warrant term was 5 years.  The units were to be issued to Mr. Ladha immediately following approval of our additional listing application by the American Stock Exchange.  The American Stock Exchange approved the listing application on October 2, 2008.  On that date, Mr. Ladha exercised the warrant to purchase all 7,200,000 shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

/s/ Abdul Ladha

Abdul Ladha, Chief Executive Officer

Dated:  October 6, 2008